NEWS RELEASE

[Logo Superior Uniform Group]

Superior Uniform Group, Inc.

An American Stock Exchange Listed Company

10055 Seminole Boulevard

Seminole, Florida 33772-2539

Telephone (727) 397-9611

Fax (727) 803-9623

Contact: Andrew D. Demott, Jr., CFO	FOR IMMEDIATE RELEASE
(727) 803-7135

SUPERIOR UNIFORM GROUP REPORTS FIRST QUARTER RESULTS

SEMINOLE, Florida—April 24, 2003 – Gerald M. Benstock, Chairman and C.E.O. of Superior Uniform Group, Inc. (AMEX: SGC), manufacturer of uniforms, career apparel and accessories, today announced that for the first quarter ended March 31, 2003, sales were $30,954,947 compared with 2002 first quarter sales of $33,648,226. Earnings before cumulative effect of change in accounting principle were $626,186 or $.09 per share (diluted) compared to 2002 first quarter earnings before cumulative effect of change in accounting principle of $421,491 or $.06 per share (diluted). Net earnings were $626,186 or $.09 per share (diluted) compared to 2002 first quarter loss of $4,083,072 or $(.58) per share (diluted). Net loss for the quarter ended March 31, 2002 includes a $4.5 million, non-cash charge reflected as a cumulative effect of change in accounting principle, net of tax in accordance with the Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” that was adopted effective January 1, 2002. Additionally, net loss for the 2002 quarter included $360,000 in pre-tax expenses associated with the review of a potential merger that was not completed and approximately $292,000 of pre-tax costs related to the prepayment of approximately $6.2 million of borrowings. This amount was shown as an extraordinary item, net of tax benefit of $105,000, in the amount of $187,000 in the 2002 financial statements. As a result of the adoption of Statement of Financial Accounting Standards No. 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”, this amount has been reclassified to selling and administrative expenses in the 2002 results.

In making the earnings announcement, Mr. Benstock stated: “The employment numbers and generally slow economic conditions have continued to weigh heavily on the company’s operating results in the first quarter. Our customers are continuing to limit spending as much as possible. In these difficult times, we are taking a very hard look at our organization and are working diligently to streamline our operations wherever possible. We currently anticipate completing the consolidation of our sales and administration functions from our two largest divisions early in the second quarter. This consolidation is expected to make the organization more effective and efficient in its marketing efforts. We continue to place a significant emphasis on improving our sourcing of goods and as a result, have been able to achieve significant improvement in our gross margins in the current quarter. We are actively reviewing our sales coverage and are looking to add additional sales

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associates to increase our market coverage and to ultimately improve our sales results. The financial strength of our company remains very strong and we continue to generate significant cash from operations in spite of the difficult economic environment in which we are operating.

Superior Uniform Group, through its marketing divisions – Fashion Seal Uniforms, Martin’s, Empire, Appel, Worklon, Universal, and Sope Creek – manufactures and sells a wide range of uniforms, corporate I.D., career apparel and accessories for the hospital and healthcare fields; hotels; fast food and other restaurants; and public safety, industrial, transportation and commercial markets, as well as corporate and resort embroidered sportswear.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company’s SEC filings, which could cause actual results to differ from those projected.

SUPERIOR UNIFORM GROUP, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

THREE MONTHS ENDED MARCH 31,

(Unaudited)

	2003	2002
Net sales	$30,954,947	$33,648,226

Costs and expenses:
Cost of goods sold	20,015,455	22,106,885
Selling and administrative expenses	9,802,665	10,580,046
Interest expense	170,641	294,804

	29,988,761	32,981,735

Earnings before taxes on income and cumulative effect of change in accounting principle	966,186	666,491
Taxes on income	340,000	245,000

Earnings before cumulative effect of change in accounting principle	626,186	421,491

Cumulative effect of change in accounting principle, net of tax benefit of $2,560,000	—	(4,504,563)

Net earnings (loss)	$626,186	$(4,083,072)

Basic net earnings per common share before cumulative effect of change in accounting principle	$0.09	$0.06
Cumulative effect of change in accounting principle, net of tax	—	(0.64)

Basic net earnings per common share	$0.09	$(0.58)

Diluted net earnings per common share before cumulative effect of change in accounting principle	$0.09	$0.06
Cumulative effect of change in accounting principle, net of tax	—	(0.64)

Diluted net earnings (loss) per common share	$0.09	$(0.58)

Dividends per common share	$0.135	$0.135

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SUPERIOR UNIFORM GROUP, INC.

CONSOLIDATED BALANCE SHEETS

MARCH 31,

(Unaudited)

ASSETS

	2003	2002
CURRENT ASSETS:
Cash and cash equivalents	$8,379,346	$882,193
Accounts receivable and other current assets	22,329,554	24,516,901
Inventories	42,518,137	46,591,078

TOTAL CURRENT ASSETS	$73,227,037	$71,990,172

PROPERTY, PLANT AND EQUIPMENT, NET	19,302,414	22,409,222
EXCESS OF COST OVER FAIR VALUE OF ASSETS
ACQUIRED	741,929	741,929
OTHER ASSETS	5,421,273	3,621,290
DEFERRED INCOME TAXES	20,000	745,000

	$98,712,653	$99,507,613

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$4,192,836	$6,310,091
Accrued expenses	6,437,085	5,944,658
Current portion of long-term debt	1,122,999	1,044,122

TOTAL CURRENT LIABILITIES	$11,752,920	$13,298,871

LONG-TERM DEBT	7,157,204	8,280,203
SHAREHOLDERS’ EQUITY:
Preferred stock, $1 par value – authorized 300,000 shares (none issued)	$—	$—
Common stock, $.001 par value – authorized 50,000,000 shares; issued and outstanding 7,137,887, and 7,042,387, respectively	7,138	7,042
Additional paid-in capital	10,933,969	9,732,818
Retained earnings	69,734,422	68,734,871
Cumulative Comprehensive Income (Loss)	(873,000)	(546,192)

TOTAL SHAREHOLDERS’ EQUITY	$79,802,529	$77,928,539

	$98,712,653	$99,507,613